                                                                                                             Exhibit 11.01
                                                   Travelers Group Inc. and Subsidiaries
                                                     Computation of Earnings Per Share
                                                (In millions, except for per share amounts)



                                                                                                      Three Months Ended
                                                                                                           March 31,
                                                                                                    ----------------------

                                                                                                       1995      1994
                                                                                                       ----      ----
               Earnings:
                   Net Income                                                                           $340      $340
                  Preferred dividends:
                    8.125% Cumulative Preferred Stock - Series A                                         (6)       (6)
                    5.5% Convertible Preferred Stock - Series B                                          (2)       (2)
                    $4.53 Convertible Preferred Stock - Series C                                         (4)       (4)
                    9 1/4% Preferred Stock - Series D                                                    (9)       (9)
                                                                                                       ----      ----
                  Income applicable to common stock                                                    $319      $319
                                                                                                        ===       ===

                Average shares:
                  Common                                                                                308       320
                  Assumed exercise of dilutive stock options                                              3         4
                  Incremental shares - Capital Accumulation Plan                                          4         3
                                                                                                       ----      ----
                                                                                                        315       327
                                                                                                        ===       ===
                  Earnings Per Share                                                                  $1.01    $ 0.98
                                                                                                       ====     =====


Earnings per common share is computed after recognition of preferred stock dividend requirements and is based on the weighted average number of common shares outstanding during the period after consideration of the dilutive effect of common stock warrants and stock options and the incremental shares assumed issued under the Capital Accumulation Plan and other restricted stock plans. Fully diluted earnings per common share, assuming conversion of all outstanding dilutive convertible preferred stock and the maximum dilutive effect of common stock equivalents have not been presented because the effects are not material. The fully diluted earnings per common share calculation for the three months ended March 31, 1995 and 1994 would entail adding the number of shares issuable on conversion of the dilutive convertible preferred stock (3 million in 1995 and 1994) and the incremental dilutive effect of common stock equivalents (2 and zero million, respectively) to the number of shares included in the earnings per common share calculation (resulting in 320 and 330 million shares, respectively) and eliminating the dividend requirements of the dilutive convertible preferred stock ($2 million in 1995 and 1994).